Services Agreement

This Services Agreement (the “Agreement”) is entered into by and among:

1.	ALPS Fund Services, Inc., a corporation incorporated in the State of Colorado (“SS&C”); and

2.	ALPS Series Trust, a Delaware statutory trust registered under the Investment Company Act of 1940, as amended (the “Trust”), solely on behalf of the series set forth in Appendix A hereto (each a “Fund” and collectively, the “Funds”), severally and not jointly.

This Agreement is made as of February 23, 2026 and is effective upon commencement of operations of the Fund on June 15, 2026 (the “Effective Date”).

The Trust, the Fund and SS&C each may be referred to individually as a “Party” or collectively as “Parties.”

1. Definitions; Interpretation

1.1. As used in this Agreement, the following terms have the following meanings:

(a) “Action” means any civil, criminal, regulatory or administrative lawsuit, allegation, demand, claim, counterclaim, action, dispute, sanction, suit, request, inquiry, investigation, arbitration or proceeding, in each case, made, asserted, commenced or threatened by any Person (including any Government Authority).

(b) “Affiliate” means, with respect to any Person, any other Person that is controlled by, controls, or is under common control with such Person and “control” of a Person means: (i) ownership of, or possession of the right to vote, more than 25% of the outstanding voting equity of that Person or (ii) the right to control the appointment of the board of directors or analogous governing body, management or executive officers of that Person.

(c) “Business Day” means a day other than a Saturday or Sunday on which the New York Stock Exchange is open for business.

(d) “Claim” means any Action arising out of the subject matter of, or in any way related to, this Agreement, its formation or the Services.

(e) “Client Data” means all data of the Trust (or, if a Management entity receives Services, such entity), including data related to securities trades and other transaction data, investment returns, issue descriptions, and Market Data provided by the Trust or Management and all output and derivatives thereof, necessary to enable SS&C to perform the Services, but excluding SS&C Property.

(f) “Confidential Information” means any information about the Trust or SS&C, including this Agreement, except for information that (i) is or becomes part of the public domain without breach of this Agreement by the receiving Party, (ii) was rightfully acquired from a third party, or is developed independently, by the receiving Party, or (iii) is generally known by Persons in the technology, securities, or financial services industries.

(g) “Control” over a Person shall mean (i) the possession, directly or indirectly, of more than 50% of the voting power to elect directors, in the case of a Person that is a corporation, or members of a comparable governing body, in the case of a limited liability company, firm, joint-venture, association or other entity, in each case whether through the ownership of voting securities or interests, by contract or otherwise and (ii) with respect to a partnership, a general partner thereof or a Person having management rights comparable to those of a general partner shall be deemed to control such Person. The terms “Controlling” and “Controlled” shall have corollary meanings.

(h) “Data Supplier” means a supplier of Market Data.

(i) “Governing Documents” means the constitutional documents of an entity and, with respect to the Trust, all minutes of meetings of the board of directors or analogous governing body and of shareholders meetings, and any registration statements, offering memorandum, subscription materials, board or committee charters, policies and procedures, investment advisory agreements, other material agreements, and other disclosure or operational documents utilized by the Trust in connection with its operations, the offering of any of its securities or interests to investors, all as amended from time to time.

(j) “Government Authority” means any relevant administrative, judicial, executive, legislative or other governmental or intergovernmental entity, department, agency, commission, board, bureau or court, and any other regulatory or self-regulatory organizations, in any country or jurisdiction.

(k) “Law” means statutes, rules, regulations, interpretations and orders of any Government Authority.

(l) “Losses” means any and all compensatory, direct, indirect, special, incidental, consequential, punitive, exemplary, enhanced or other damages, settlement payments, attorneys’ fees, costs, damages, charges, expenses, interest, applicable taxes or other losses of any kind.

(m) “Management” means the Trust’s officers, directors, employees, and, where relevant to the context of a statement in this Agreement, the then current Fund investment adviser and sub-advisor(s) (if any), including any officers, directors, employees or agents of the then current investment adviser and sub-advisor(s) (if applicable) who are responsible for the day to day operations and management of the Fund.

(n) “Market Data” means third party market and reference data, including pricing, valuation, security master, corporate action and related data.

(o) “Person” means any natural person or corporate or unincorporated entity or organization and that person’s personal representatives, successors and permitted assigns.

(p) “Services” means the services listed in Schedule A-1.

(q) “SS&C Associates” means SS&C and each of its Affiliates, members, shareholders, directors, officers, partners, employees, agents, delegates, successors or assigns.

(r) “SS&C Property” means all hardware, software, source code, data, report designs, spreadsheet formulas, information gathering or reporting techniques, know-how, technology and all other property commonly referred to as intellectual property used by SS&C in connection with its performance of the Services.

(s) “Third Party Claim” means a Claim (i) brought by any Person other than the indemnifying Party or (ii) brought by a Party on behalf of or that could otherwise be asserted by a third party.

(t) “Trust Associates” means the Trust and each of its Affiliates, members, shareholders, directors, officers, partners, employees, agents, delegates, successors or assigns.

1.2. Other capitalized terms used in this Agreement but not defined in this Section 1 shall have the meanings ascribed thereto.

1.3. Section and Schedule headings shall not affect the interpretation of this Agreement. This Agreement includes the schedules and appendices hereto. In the event of a conflict between this Agreement and such schedules or appendices, the former shall control.

1.4. Words in the singular include the plural and words in the plural include the singular. The words “including,” “includes,” “included” and “include”, when used, are deemed to be followed by the words “without limitation.” Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “hereof,” “herein” and “hereunder” and words of analogous import shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

1.5. The Parties’ duties and obligations are governed by and limited to the express terms and conditions of this Agreement, and shall not be modified, supplemented, amended or interpreted in accordance with, any industry custom or practice, or any internal policies or procedures of any Party. The Parties have mutually negotiated the terms hereof and there shall be no presumption of law relating to the interpretation of contracts against the drafter.

2. Services and Fees

2.1. Subject to the terms of this Agreement, SS&C will perform the Services set forth in Schedule A-1 for the Trust. SS&C shall be under no duty or obligation to perform any service except as specifically listed in Schedule A-1 or take any other action except as specifically listed in Schedule A-1 or this Agreement, and no other duties or obligations, including, valuation related, fiduciary or analogous duties or obligations, shall be implied. The Trust requests to change the Services, including those necessitated by a change to the Governing Documents of the Trust or a change in applicable Law, will only be binding on SS&C when they are reflected in an amendment to Schedule A-1.

2.2. The Trust agrees to pay, the fees, charges and expenses on behalf of the Fund in accordance with, and in the manner set forth in, the fee letter(s) (a “Fee Letter”) which may be amended from time to time. Each Fee Letter is incorporated by reference into this Agreement and subject to the terms of this Agreement.

2.3. In carrying out its duties and obligations pursuant to this Agreement, some or all Services may be delegated by SS&C to one or more of its Affiliates or other Persons (and any required Trust consent to such delegation shall not be unreasonably revoked or withheld in respect of any such delegations), provided that such delegates are selected in good faith and with reasonable care and are monitored by SS&C. If SS&C delegates any Services, (i) such delegation shall not relieve SS&C of its duties and obligations hereunder, (ii) in respect of Personal Data, such delegation shall be subject to a written agreement obliging the delegate to comply with the relevant delegated duties and obligations of SS&C, and (iii) SS&C will identify such agents and the Services delegated and will update the Trust when making any material changes in sufficient detail to enable the Trust to object to a particular arrangement. SS&C shall be responsible and liable (pursuant to Section 6 of this Agreement) for the acts and omissions of any delegate.

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3. Responsibilities

3.1. The management and control of the Trust are vested exclusively in the Trust. The Trust and its Management is responsible for and will make all decisions, perform all management functions relating to the operation of the Trust/Fund, and shall authorize and are responsible for all transactions. Without limiting the foregoing, the Trust shall:

(a) Designate properly qualified individuals to oversee the Services and establish and maintain internal controls, including monitoring the ongoing activities of the Trust/Fund.

(b) Evaluate the accuracy and accept responsibility for the results of the Services, review and approve all reports, analyses and records resulting from the Services and promptly inform SS&C of any errors it is in a position to identify.

(c) Provide, or cause to be provided valuations of the Fund’s assets and liabilities in accordance with the Trust/Fund’s written valuation policies.

(d) Provide SS&C with timely and accurate information including trading and Trust investor records, valuations and any other items required by SS&C in order to perform the Services and their duties and obligations hereunder.

3.2. The Services, including any services that involve price comparison to vendors and other sources, model or analytical pricing or any other pricing functions, are provided by SS&C as a support function to the Trust/Fund and do not limit or modify the Trust’s/Fund’s responsibility for determining the value of Fund’s assets and liabilities.

3.3. The Trust is solely and exclusively responsible for ensuring that it complies with applicable Law and its respective Governing Documents. It is the Trust’s responsibility to provide all final Trust Governing Documents as of the Effective Date. SS&C is not responsible for monitoring compliance by the Trust or Management with (i) applicable Law, (ii) its respective Governing Documents or (iii) any investment restrictions.

3.4. In the event that Market Data is supplied to or through SS&C Associates in connection with the Services, the Market Data is proprietary to Data Suppliers and is provided on a limited internal-use license basis. Market Data may: (i) only be used by the Trust in connection with the Services and (ii) not be disseminated by the Trust or used to populate internal systems in lieu of obtaining a data license. Access to and delivery of Market Data is dependent on the Data Suppliers and may be interrupted or discontinued with or without notice. Notwithstanding anything in this Agreement to the contrary, neither SS&C nor any Data Supplier shall be liable to the Trust or any other Person for any Losses with respect to Market Data, reliance by SS&C Associates or the Trust on Market Data or the provision of Market Data in connection with this Agreement.

3.5. The Trust shall deliver, and procure that its agents, prime brokers, counterparties, brokers, counsel, advisors, auditors, clearing agents, and any other Persons promptly deliver, to SS&C, all Client Data and the then most current version of all Fund Governing Documents and any other material agreements relating to the Fund. The Trust shall arrange with each such Person to deliver such information and materials on a timely basis, and SS&C will not be required to enter any agreements with that Person in order for SS&C to provide the Services. SS&C will promptly inform the Trust if SS&C does not have such information, or reasonably believes any such information is accurate or incomplete.

3.6. Notwithstanding anything in this Agreement to the contrary, so long as they act in good faith, SS&C Associates shall be entitled to rely on the authenticity, completeness and accuracy of any and all information and communications of whatever nature received by SS&C Associates in connection with the performance of the Services and SS&C’s duties and obligations hereunder, without further enquiry or liability.

3.7. Notwithstanding anything in this Agreement to the contrary, if SS&C is in doubt as to any action it should or should not take in its provision of Services, SS&C Associates may request directions, advice or instructions from the Trust, or as applicable, its Management, custodian or other service providers. If SS&C is in doubt as to any question of law pertaining to any action it should or should not take, the Trust will make available to and SS&C Associates may request advice from counsel for any of the Trust/Fund, the Trust’s independent board members, or the Fund’s Management (including its investment adviser or sub-adviser), each at the Trust/Fund’s expense.

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3.8. All obligations of Fund hereunder shall be several and not joint.

3.9. The Trust agrees that, to the extent applicable, if officer position(s) are filled by SS&C Associates, such SS&C Associate(s) shall be covered by the Trust’s Directors & Officers/Errors & Omissions Policy (the “Policy”), and the Trust shall use reasonable efforts to ensure that such coverage be (i) reinstated should the Policy be cancelled; (ii) continued after such officer(s) cease to serve as officer(s) of the Trust on substantially the same terms as such coverage is provided for the other persons serving as officers of the Trust after such persons are no longer officers of the Trust; or (iii) continued in the event the Trust merges or terminates, on substantially the same terms as such coverage is continued for the other Trust officers (but, in any event, for a period of no less than six years).

4. Term

4.1. The initial term of this Agreement shall commence on the Effective Date and continue through the date ending three (3) years following the Effective Date (“Initial Term”). Thereafter, this Agreement will automatically renew for a two (2) year term thereafter, unless either SS&C or the Trust provides the other with a written notice of termination at least 90 calendar days prior to the commencement of any successive term (such periods, in the aggregate, the “Term”).

5. Termination

5.1. SS&C or the Trust also may, by written notice to the other, terminate this Agreement if any of the following events occur:

(a) The other Party breaches any material term, condition or provision of this Agreement, which breach, if capable of being cured, is not cured within 30 calendar days after the non-breaching Party gives the other Party written notice of such breach.

(b) The other Party (i) liquidates, terminates or suspends its business, (ii) becomes insolvent, admits in writing its inability to pay its debts as they mature, makes an assignment for the benefit of creditors, or becomes subject to direct control of a trustee, receiver or analogous authority, (iii) becomes subject to any bankruptcy, insolvency or analogous proceeding, (iv) by the other Party if either Party becomes subject to a material Action or an Action that the Other Party reasonably determines could cause the other Party reputational harm.

(c) The determination by the Board of Trustees of the Trust to authorize the cessation of operations or the liquidation of the Fund; provided that such termination will exclusively apply with respect to such Fund.

If any such event occurs, the termination will become effective immediately or on the date stated in the written notice of termination, which date shall not be greater than 90 calendar days after the event. Notwithstanding the foregoing, the Trust shall be able to terminate the Trust’s Chief Compliance Officer (“CCO”) or CCO services at its discretion and at any time upon written notice to SS&C.

5.2. If more than one Fund is subject to this Agreement:

(a) [Reserved].

(b) The Trust is authorized to terminate this Agreement with respect to each Fund and to enter into the termination-related agreements and amendments on behalf of any terminated Fund contemplated by Section 5.3, in each case without any further action of the terminated Fund or any other Fund.

5.3. Upon delivery of a termination notice, subject to the receipt by SS&C of all then-due fees, charges and expenses, SS&C shall continue to provide the Services up to the effective date of the termination notice; thereafter, SS&C shall have no obligation to perform any services of any type unless and to the extent set forth in an amendment to Schedule A- 1 executed by SS&C. In the event of the termination of this Agreement, SS&C shall provide exit assistance by promptly supplying requested Client Data to the Trust, or any other Person(s) designated by such entities, in formats already prepared in the course of providing the Services; provided that all fees, charges and expenses have been paid, including any minimum fees set forth in Fee Letter for the balance of the unexpired portion of the Term. In the event that the Trust wishes to retain SS&C to perform additional transition or related post-termination services, including providing data and reports in new formats, the Trust and SS&C shall agree in writing to the additional services and related fees and expenses in an amendment to Schedule A-1 and/or Fee Letter, as appropriate.

5.4. Termination of this Agreement shall not affect: (i) any liabilities or obligations of any Party arising before such termination (including payment of fees and expenses) or (ii) any damages or other remedies to which a Party may be entitled for breach of this Agreement or otherwise. Sections 2.2., 6, 8, 9, 10, 11, 12 and 0 of this Agreement shall survive the termination of this Agreement. To the extent any services that are Services are performed by SS&C for the Trust after the termination of this Agreement all of the provisions of this Agreement except Schedule A-1 shall survive the termination of this Agreement for so long as those services are performed.

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6. Limitation of Liability and Indemnification

6.1. Notwithstanding anything in this Agreement to the contrary, SS&C Associates shall not be liable to the Trust for any action or inaction of any SS&C Associate except to the extent of direct Losses determined by a court of competent jurisdiction to have arisen out of the gross negligence, willful misconduct or fraud of SS&C in the performance of SS&C’s duties or obligations under this Agreement. Except with respect to out-of-pocket expenses and judgments awarded against and payable by a Party resulting from a Third Party Claim for which that Party is entitled to indemnification under this Section 6.1 by the other Party, under no circumstances shall any Party be liable to any other Party for Losses that are indirect, special, incidental, consequential, punitive, exemplary or enhanced or that represent lost profits, opportunity costs or diminution of value. The Trust shall indemnify, defend and hold harmless SS&C Associates from and against Losses (including reasonable legal fees and costs to enforce this provision) that SS&C and SS&C Associates suffer, incur, or pay as a result of any Claim or Third Party Claim. SS&C shall indemnify, defend and hold harmless the Trust Associates from and against direct losses that the Trust Associates suffer, incur, or pay as a result of any Claim or Third Party Claim to the extent arising out of SS&C’s gross negligence, willful misconduct or fraud in the performance of SS&C’s duties or obligations under this Agreement. Any expenses (including reasonable legal fees and costs) incurred by SS&C Associates in defending or responding to any Claims (or in enforcing this provision) shall be paid by the Trust upon receipt by the Trust of an undertaking by SS&C to repay such amount if it shall be determined that an SS&C Associate is not entitled to be indemnified. The maximum amount of cumulative liability of SS&C Associates to the Trust for Losses arising out of the subject matter of, or in any way related to, this Agreement shall not exceed the fees paid by the Fund to SS&C under this Agreement for the most recent sixty (60) months immediately preceding the date of the event giving rise to the Claim. The Parties agree that the fees of reputable counsel shall be deemed reasonable.

7. Representations and Warranties

7.1. Each Party represents and warrants to each other Party that:

(a) It is a legal entity duly created, validly existing and in good standing under the Law of the jurisdiction in which it is created, and is in good standing in each other jurisdiction where the failure to be in good standing would have a material adverse effect on its business or its ability to perform its obligations under this Agreement.

(b) It has all necessary legal power and authority to own, lease and operate its assets and to carry on its business as presently conducted and as it will be conducted pursuant to this Agreement and will comply in all material respects with all Law to which it may be subject, and to the best of its knowledge and belief, it is not subject to any Action that would prevent it from performing its duties and obligations under this Agreement. The Parties acknowledge and that SS&C’s representation regarding its legal power and authority to own, lease and operate its business does not constitute a representation as it relates to access to and delivery of Market Data that is dependent on Data Suppliers and may be interrupted or discontinued with or without notice.

(c) It has all necessary legal power and authority to enter into this Agreement, the execution of which has been duly authorized and will not violate the terms of any other agreement.

(d) The Person signing on its behalf has the authority to contractually bind it to the terms and conditions in this Agreement and that this Agreement constitutes a legal, valid and binding obligation of it, enforceable against it in accordance with its terms.

7.2. The Trust represents and warrants to SS&C that: (i) it has actual authority to provide instructions and directions and that all such instructions and directions are consistent with the Governing Documents of the Trust and other corporate actions thereof; (ii) it is a statutory trust duly organized and existing and in good standing under the laws of the state of Delaware; (iii) it is empowered under applicable laws and by its Declaration of Trust and By-laws (together, the “Organizational Documents”) to enter into and perform this Agreement; (iv) the Board of Directors or Trustees of the Fund has duly authorized it to enter into and perform this Agreement; and (v) it will promptly notify SS&C of (1) any Action against it and (2) changes (or pending changes) in applicable Law with respect to the Fund that are relevant to the Services.

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8. Client Data

8.1. The Trust (i) will provide or ensure that other Persons provide all Client Data to SS&C in an electronic format that is acceptable to SS&C (or as otherwise agreed in writing) and (ii) confirm that each Person has the right to so share such Client Data. As between SS&C and the Trust, all Client Data shall remain the property of the Trust. Client Data shall not be used or disclosed by SS&C other than in connection with providing the Services and as permitted under Section 11.2. SS&C shall be permitted to act upon instructions from Management with respect to the disclosure or disposition of Client Data related to the Trust, but may refuse to act upon such instructions where it doubts, in good faith, the authenticity or authority of such instructions.

8.2. SS&C shall maintain and store material Client Data used in the official books and records of the Trust for a rolling period of 7 years starting from the Effective Date, or such longer period as required by applicable Law or SS&C’s internal policies.

9. Data Protection

9.1. From time to time and in connection with the Services SS&C may obtain access to certain personal data from the Fund or from Fund investors and prospective investors. Personal data relating to the Trust and its Affiliates, members, shareholders, directors, officers, partners, employees and agents and of Trust investors or prospective investors will be processed by and on behalf of SS&C. The Trust consents to the transmission and processing of such data outside the jurisdiction as provided in Section 13.3 in accordance with applicable Law.

10. SS&C Property

10.1. SS&C Property is and shall remain the property of SS&C or, when applicable, its Affiliates or suppliers. Neither the Trust nor Management nor any other Person shall acquire any license or right to use, sell, disclose, or otherwise exploit or benefit in any manner from, any SS&C Property, except as specifically set forth herein. The Trust shall not (unless required by Law) either before or after the termination of this Agreement, disclose to any Person not authorized by SS&C to receive the same, any information concerning the SS&C Property and shall use reasonable efforts to prevent any such disclosure.

11. Confidentiality

11.1. Each Party shall not at any time disclose to any Person any Confidential Information concerning the business, affairs, customers, clients or suppliers of the other Party or its Affiliates, except as permitted by this Section 11.

11.2. Each Party may disclose the other Party’s Confidential Information:

(a)	In the case of the Fund, to each of its Affiliates, members, shareholders, directors, officers, partners, employees and agents (“Fund Representative”) who need to know such information for the purpose of carrying out its duties under, or receiving the benefits of or enforcing, this Agreement. The Trust shall ensure compliance by Fund Representatives with Section 11.1.

(b)	In the case of SS&C, to the Trust and each SS&C Associate, Fund Representative, investor, the Trust or Management, bank or broker, the Fund or Management counterparty or agent thereof, or payment infrastructure provider who needs to know such information for the purpose of carrying out SS&C’s duties under or enforcing this Agreement. SS&C shall ensure compliance by SS&C Associates with Section 11.1 but shall not be responsible for such compliance by any other Person.

(c)	As may be required by Law or pursuant to legal process; provided that the disclosing Party (i) where reasonably practicable and to the extent legally permissible, provides the other Party with prompt written notice of the required disclosure so that the other Party may seek a protective order or take other analogous action, (ii) discloses no more of the other Party’s Confidential Information than reasonably necessary and (iii) reasonably cooperates with actions of the other Party in seeking to protect its Confidential Information at that Party’s expense.

11.3. Neither Party shall use the other Party’s Confidential Information for any purpose other than to perform its obligations under this Agreement. Each Party may retain a record of the other Party’s Confidential Information for the longer of (i) 7 years or (ii) as required by Law or its internal policies.

11.4. The Trust and SS&C’s ultimate parent company is subject to U.S. federal and state securities Law and may make disclosures as it deems necessary to comply with such Law. SS&C shall have no obligation to use Confidential Information of, or data obtained with respect to, any other client of SS&C in connection with the Services.

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11.5. Upon the prior written consent of the Management or the Trust, SS&C shall have the right to identify the Trust or Management in connection with its marketing-related activities and in its marketing materials as a client of SS&C. Upon the prior written consent of SS&C, the Trust or Management shall have the right to identify SS&C and to describe the Services and the material terms of this Agreement in the offering documents of the Fund. This Agreement shall not prohibit SS&C from using any Trust/Fund or Management data (including Client Data) in tracking and reporting on SS&C’s clients generally or making public statements about such subjects as its business or industry; provided that neither the Trust nor Management is named in such public statements without its prior written consent. If the Services include the distribution by SS&C of notices or statements to investors, SS&C may, upon advance notice to the Trust, include reasonable notices describing those terms of this Agreement relating to SS&C and its liability and the limitations thereon; if investor notices are not sent by SS&C but rather by the Trust or some other Person, the Trust will reasonably cooperate with any request by SS&C to include such notices. The Trust shall not, in any communications with any Person, whether oral or written, make any representations stating or implying that SS&C is (i) providing valuations with respect to the securities, products or services of the Trust or Management, or verifying any valuations, (ii) verifying the existence of any assets in connection with the investments, products or services of the Trust or Management, or (iii) acting as a fiduciary, investment advisor, tax preparer or advisor, custodian or bailee with respect to the Trust, Management or any of their respective assets, investors or customers.

12. Notices

12.1. Except as otherwise provided herein, all notices required or permitted under this Agreement or required by Law shall be effective only if in writing and delivered: (i) personally, (ii) by registered mail, postage prepaid, return receipt requested, (iii) by receipted prepaid courier; (v) by any electronic mail, to the relevant address or number listed below (or to such other address or number as a Party shall hereafter provide by notice to the other Parties). Notices shall be deemed effective when received by the Party to whom notice is required to be given.

If to SS&C (to each of):

SS&C Technologies, Inc.

4 Times Square, 6th Floor

New York, New York 10036

Attention: Chief Operating Officer

General Counsel

E-mail: notices@sscinc.com

If to Trust:

ALPS Series Trust

1290 Broadway, Suite 1000

Denver, CO 80203

Attn: Secretary

Facsimile: (303) 623-7850

Telephone: (303) 623-2577

13. Miscellaneous

13.1. Amendment; Modification. This Agreement may not be amended or modified except in writing signed by an authorized representative of each Party. No SS&C Associate has authority to bind SS&C in any way to any oral covenant, promise, representation or warranty concerning this Agreement, the Services or otherwise.

13.2. Assignment. Neither this Agreement nor any rights under this Agreement may be assigned or otherwise transferred by the Trust, in whole or in part, whether directly or by operation of Law, without the prior written consent of SS&C. SS&C may assign or otherwise transfer this Agreement: (i) to a successor in the event of a change in control of SS&C, (ii) to an Affiliate or (iii) in connection with an assignment or other transfer of a material part of SS&C’s business. Any attempted delegation, transfer or assignment prohibited by this Agreement shall be null and void. If SS&C assigns or otherwise transfers this Agreement to a third-party other than an Affiliate without Trust consent, the Trust may terminate this Agreement by written notice to SS&C within 90 days of receiving notice of such assignment or transfer, subject to SS&C’s right within 30 calendar days of such notice to rescind such assignment or transfer.

13.3. Choice of Law; Choice of Forum. This Agreement shall be interpreted in accordance with and governed by the Law of the State of New York. The courts of the State of New York and the United States District Court for the Southern District of New York shall have exclusive jurisdiction to settle any Claim. Each Party submits to the exclusive jurisdiction of such courts and waives to the fullest extent permitted by Law all rights to a trial by jury.

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13.4. Counterparts; Signatures. This Agreement may be executed in counterparts, each of which when so executed will be deemed to be an original. Such counterparts together will constitute one agreement. Signatures may be exchanged via facsimile or electronic mail and shall be binding to the same extent as if original signatures were exchanged.

13.5. Entire Agreement. This Agreement (including any schedules, attachments, amendments and addenda hereto) contains the entire agreement of the Parties with respect to the subject matter hereof and supersedes all previous communications, representations, understandings and agreements, either oral or written, between the Parties with respect thereto. This Agreement sets out the entire liability of SS&C Associates related to the Services and the subject matter of this Agreement, and no SS&C Associate shall have any liability to the Trust or any other Person for, and the Trust hereby waives to the fullest extent permitted by applicable law recourse under, tort, misrepresentation or any other legal theory.

13.6. Force Majeure. SS&C will not be responsible for any Losses of property in SS&C Associates’ possession or for any failure to fulfill its duties or obligations hereunder if such Loss or failure is caused, directly or indirectly, by war, terrorist or analogous action, the act of any Government Authority or other authority, riot, civil commotion, rebellion, storm, accident, fire, lockout, strike, power failure, computer error or failure, delay or breakdown in communications or electronic transmission systems, or other analogous events. SS&C shall use commercially reasonable efforts to minimize the effects on the Services of any such event.

13.7. Non-Exclusivity. The duties and obligations of SS&C hereunder shall not preclude SS&C from providing services of a comparable or different nature to any other Person. The Trust understands that SS&C may have relationships with Data Suppliers and providers of technology, data or other services to the Trust and SS&C may receive economic or other benefits in connection with the Services provided hereunder.

13.8. No Partnership. Nothing in this Agreement is intended to, or shall be deemed to, constitute a partnership or joint venture of any kind between or among any of the Parties.

13.9. [Reserved]

13.10. No Warranties. Except as expressly listed herein, SS&C and each Data Supplier make no warranties, whether express, implied, contractual or statutory with respect to the Services or Market Data. SS&C disclaims all implied warranties of merchantability and fitness for a particular purpose with respect to the Services. All warranties, conditions and other terms implied by Law are, to the fullest extent permitted by Law, excluded from this Agreement.

13.11. Severance. If any provision (or part thereof) of this Agreement is or becomes invalid, illegal or unenforceable, the provision shall be deemed modified to the minimum extent necessary to make it valid, legal and enforceable. If such modification is not practical, the relevant provision shall be deemed deleted. Any such modification or deletion of a provision shall not affect the validity, legality and enforceability of the rest of this Agreement. If a Party gives notice to another Party of the possibility that any provision of this Agreement is invalid, illegal or unenforceable, the Parties shall negotiate to amend such provision so that, as amended, it is valid, legal and enforceable and achieves the intended commercial result of the original provision.

13.12. Testimony. If SS&C is required by a third party subpoena or otherwise, to produce documents, testify or provide other evidence regarding the Services, this Agreement or the operations of the Fund in any Action to which the Trust is a party or otherwise related to the Trust, the Trust shall reimburse SS&C for all costs and expenses, including the time of its professional staff at SS&C’s standard rates and the cost of legal representation, that SS&C reasonably incurs in connection therewith.

13.13. Third Party Beneficiaries. This Agreement is entered into for the sole and exclusive benefit of the Parties and will not be interpreted in such a manner as to give rise to or create any rights or benefits of or for any other Person except as set forth with respect to SS&C Associates, Trust Associates, and Data Suppliers.

13.14. Waiver. No failure or delay by a Party to exercise any right or remedy provided under this Agreement or by Law shall constitute a waiver of that or any other right or remedy, nor shall it prevent or restrict the further exercise of that or any other right or remedy. No exercise (or partial exercise) of such right or remedy shall prevent or restrict the further exercise of that or any other right or remedy.

*          *          *

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[Remainder of page intentionally left blank - Signature Page follows]

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This Agreement has been entered into by the Parties as of the Effective Date.

ALPS FUND SERVICES, INC.		ALPS SERIES TRUST, solely on behalf of 360 One India Conviction ETF and 360 One India Select ETF, severally and not jointly

By:	/s/ Bhagesh Malde		/s/ Lucas Foss

Name:	Bhagesh Malde	Name:	Lucas Foss

Title:	Authorized Representative	Title:	President
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Schedule A-1

Services

A.	General

1.	Any references to Law shall be construed to the Law as amended to the date of the effectiveness of the applicable provision referencing the Law.

2.	Trust acknowledges that SS&C’s ability to perform the Services is subject to the following dependencies (in addition to any others described in the Agreement):

(i)	Trust, Management and other Persons that are not employees or agents of SS&C whose cooperation is reasonably required for the SS&C to provide the applicable Services providing cooperation, information and, as applicable, instructions to SS&C promptly, in agreed formats, by agreed media and within agreed timeframes as required to provide the Services.

(ii)	The communications systems operated by Trust, Management and other Persons that are not employees or agents of SS&C remaining fully operational.

(iii)	The accuracy and completeness of any Client Data or other information provided to SS&C Associates in connection with the Services by any other Person.

(iv)	Trust and Management informing SS&C on a timely basis of any modification to, or replacement of, any agreement to which it is a party that is relevant to the provision of the Services.

(v)	Any warranty, representation, covenant or undertaking expressly made by Trust under or in connection with this Agreement being and remaining true, correct and discharged at all relevant times.

(vi)	SS&C’s timely receipt of the then most current version of Trust Governing Documents and required implementation documentation, including authority certificate, profile questionnaire and accounting preferences, and SS&C Web Portal and other application User information.

3.	The following Services will be performed by SS&C and, as applicable, are contingent on the performance by the Fund of the duties and obligations otherwise contained in this Agreement.

B.	Fund Accounting and Administration Services

1.	Fund Accounting

(i)	Calculate daily NAVs as required by the Trust and in conformance with generally accepted accounting principles (“GAAP”), SEC Regulation S-X (or any successor regulation) and the Internal Revenue Code

(ii)	Transmit NAVs to investment adviser, NASDAQ, Transfer Agent & other third parties

(iii)	Reconcile cash & investment balances with the custodian

(iv)	Provide data and reports to support preparation of financial statements and filings

(v)	Prepare required Fund Accounting records in accordance with the 1940 Act

(vi)	Apply security valuations as directed and determined by the Fund consistent with the Fund’s pricing and valuation policies

(vii)	Participate, when requested, in Fair Value Committee meetings as a non-voting member

(viii)	Calculate monthly SEC standardized total return performance figures

(ix)	Coordinate reporting to outside agencies including Morningstar, etc.

(x)	Prepare and file Form N-PORT

2.	Fund Administration

(i)	Prepare annual and semi-annual tailored shareholder reports and financial statements utilizing templates for standard layout and printing

(ii)	Prepare Forms N-CEN, N-CSR and 24F-2

(iii)	Coordinate filing of Form N-CEN and 24F-2
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(iv)	Host annual audits.

(v)	Prepare required reports for quarterly Board meetings

(vi)	Monitor expense ratios

(vii)	Maintain budget vs. actual expenses

(viii)	Manage fund invoice approval and bill payment process

(ix)	Assist with placement of Fidelity Bond and E&O insurance

3.	Legal Administration

(i)	Coordinate annual update to prospectus and statement of additional information

(ii)	Coordinate standard layout and printing of prospectus

(iii)	File Forms N-CSR and N-PX

(iv)	Coordinate EDGARization and filing of SEC documents

(v)	Compile and distribute quarterly Board meeting materials

(vi)	Participate in Board meetings telephonically and prepare first draft of meeting minutes

4.	Tax Administration

(i)	Calculate dividend and capital gain distribution rates

(ii)	Prepare ROCSOP and required tax designations for Annual Report

(iii)	Prepare and coordinate filing of income and excise tax returns (audit firm to sign all returns as paid preparer)

(iv)	Calculate/monitor book-to-tax differences

(v)	Provide quarterly Subchapter M asset diversification compliance monitoring and reporting

(vi)	Provide annual Subchapter M gross income test information

(vii)	Provide tax re-allocation data for shareholder 1099 reporting

5.	Tailored Shareholder Reports

(i)	Capture relevant data needed to prepare the Fund’s TSR from Fund accounting data maintained electronically by SS&C

(ii)	Reconcile TSR data collected to N-CSR report values

(iii)	Prepare each Fund’s TSR per class utilizing SS&C standard templates

(iv)	Coordinate the review of TSR with the Fund’s auditor and inclusion in N-CSR

(v)	Provide Fund online access to a Web Portal for read-only access

Notes and Terms to Fund Accounting and Administration

1.	The Trust acknowledges that SS&C may rely on and shall have no responsibility to validate the existence of assets reported by the Fund, the Fund’s custodian or other Fund service provider, other than SS&C’s completion of a reconciliation of the assets reported by the Parties. Except as otherwise provided for herein, the Trust acknowledges that it is the sole responsibility of the Fund to validate the existence of assets reported to SS&C. SS&C may rely and has no duty to investigate the representations of the Fund, the Fund’s custodian or other Fund service provider.

2.	SS&C shall utilize one or more pricing services, as directed by the Trust/Fund. The Trust shall identify in writing to SS&C the pricing service(s) to be utilized on behalf of the Fund. For those securities where prices are not provided by the pricing service(s), the Fund shall approve the method for determining the fair value of such securities and shall determine or obtain the valuation of the securities in accordance with such method and shall deliver to SS&C the resulting price(s). In the event the Fund desires to provide a price that varies from the price provided by the pricing service(s), the Fund shall promptly notify and supply SS&C with the valuation of any such security on each valuation date. All pricing changes made by the Fund will be provided to SS&C in writing or e-mail and must specifically identify the securities to be changed by security identifier, name of security, new price or rate to be applied, and, if applicable, the time period for which the new price(s) is/are effective.
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C.	Report Modernization Terms and Conditions

1.	In addition to the terms and conditions of the Agreement, the below terms and conditions apply to the provision of the following Services (the listed Services known as “Modern Data Services”):

●	Liquidity Risk Management (“LRM”) support services
●	Preparation and Filing of Form N-PORT and Form N-CEN

(i)	In connection with completion of the Modern Data Services, Market Data may be supplied to Fund through an SS&C Associate(s) or directly by a Data Supplier (for the purposes of this Section C Data Supplier shall include the Data Supplier’s third party suppliers). Any Market Data being provided to a Fund by SS&C or a Data Supplier is being supplied for the sole purpose of assisting the completion of the Modern Data Services. Accordingly, the Fund acknowledges that Market Data is proprietary to SS&C Associates and/or the Data Suppliers and is provided on a limited internal-use license basis. Market Data may not be disseminated by the Fund to any other affiliated or non-affiliated entity, used to populate internal systems or to create a historical database, or for any other purpose in lieu of the Fund obtaining a data license from SS&C Associates or Data Supplier, as applicable. The Fund accepts responsibility for, and acknowledges it exercises its own independent judgment in, the selection of the Data Supplier(s) to provide the Market Data, its selection of the use or intended use of such, and any results obtained. Access to and delivery of Market Data is dependent on the Data Suppliers and may be interrupted or discontinued with or without notice to the Fund.

(ii)	The Fund acknowledges that (i) the Market Data is intended for use as an aid to institutional investors, registered brokers or professionals of similar sophistication in making informed judgments concerning characteristics of certain securities; and (ii) the Data Supplier and/or SS&C Associate(s), as applicable, holds all title, license, copyright or similar intellectual property rights in the Market Data.

(iii)	No SS&C Associate or Data Supplier will have any liability for errors, omissions or malfunctions in the Market Data, except that SS&C will endeavor, upon receipt of notice from the Fund, to correct a malfunction, error, or omission in the Market Data utilized in the Modern Data Services that is identified by the Fund.

(iv)	Notwithstanding anything in this Agreement to the contrary, no SS&C Associate nor Data Supplier shall be liable to the Fund or any other Person for any Losses related, directly or indirectly, to the Market Data, the provision of (or failure to provide) the Market Data, and/or the reliance by an SS&C Associate(s), the Fund or any other Person on such Market Data. Further, the Fund shall indemnify all SS&C Associates and applicable Data Suppliers against, and hold such SS&C Associates and Data Suppliers harmless from, any and all Losses (including legal fees and costs to enforce this provision), that any SS&C Associate(s) or Data Provider suffer, incur, or pay as a result of any Third Party Claim or Claim among the Parties arising out of or related to the Market Data or any data, information, service, report, analysis or publication derived therefrom.

(v)	Notwithstanding anything in this Agreement to the contrary, as it relates to the provision of the Modern Data Services, no SS&C Associate nor Data Supplier shall be liable for (i) any special, indirect or consequential damages (even if advised of the possibility of such), (ii) any delay by reason of circumstances beyond its control, including acts of civil or military authority, national emergencies, labor difficulties, fire, mechanical breakdown, flood or catastrophe, acts of God, insurrection, war, riots, or failure beyond its control of transportation or power supply, or (iii) any claim that arose more than one year prior to the institution of suit therefor.

(vi)	THE FUND ACCEPTS THE MARKET DATA AS IS AND NO SS&C ASSOCIATE OR ANY DATA SUPPLIER MAKE ANY WARRANTIES, EXPRESS OR IMPLIED, AS TO MERCHANTABILITY, FITNESS OR ANY OTHER MATTER RELATED TO THE MARKET DATA.
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D.	CCO Services

1.	Within this Section D, the following definitions will apply:

(i)	“Federal Securities Laws” shall mean the definition as put forth in Rule 38a-l, specifically the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, the Investment Fund Act of 1940, the Investment Advisers Act of 1940, Title V of the Gramm-Leach-Bliley Act, any SEC rules adopted under any of the foregoing laws, the Bank Secrecy Act as it applies to registered investment companies, and any rules adopted thereunder by the SEC or the Department of Treasury.

(ii)	“Material Compliance Matter” shall mean “any compliance matter about which the Board would reasonably need to know to oversee the Fund’s compliance,” which involves any of the following (without limitation): (i) a violation of Federal Securities Laws by the Fund or its service providers (or officers, directors, employees or agents thereof) (ii) a violation of the Compliance Program of the Fund, or the written compliance policies and procedures of its service providers; or (iii) a weakness in the design or implementation of the Compliance Program policies and procedures of the Fund, or the written compliance policies and procedures of the service providers to the Fund.

(iii)	“Rule 38a-l” shall mean Rule 38a-l under the 1940 Act

2.	All Services described in this Section D (the “CCO Services”) are optional and only apply upon the request of the Fund that SS&C provide such CCO Services and the written acceptance of such request by SS&C. The Board of the Fund may terminate the provision of CCO Services on 120 days written notice to SS&C. All CCO Services fees described in Fee Letter will continue until the later of 120 days from the receipt of such termination notice or the date that the SS&C employee no longer serves as the Fund’s Chief Compliance Officer.

3.	SS&C shall designate, subject to the approval of the Board, one of its own employees to serve as Chief Compliance Officer of the Fund within the meaning of Rule 38a-l (such individual, the “CCO”). The CCO shall render to the Fund such advice and services as are required to be performed by a CCO under Rule 38a-l and as are set forth as follows:

(i)	Review of Compliance Program. The CCO shall, with the assistance of the Fund, review and revise, where necessary, the written compliance policies and procedures (the “Compliance Program”) of the Fund, which shall address compliance with, and be reasonably designed to prevent violation of, “Federal Securities Laws.” In addition to provisions of Federal Securities Laws that apply to the Fund, the Compliance Program will be revised, where necessary, to address compliance with, and ensure that it is reasonably designed to prevent violation of, the Fund’s charter and by-laws and all exemptive orders, no-action letters and other regulatory relief received by the Fund from the SEC and Financial Industry Regulatory Association, Inc. (the “FINRA”) (all such items collectively, “Regulatory Relief’); provided, however, that the Compliance Program shall address only that Regulatory Relief afforded the Service Providers or the Fund or relevant to compliance by the Service Providers or the Fund, and shall not address the terms by which other parties may receive the benefits of any Regulatory Relief.

(ii)	Administration of Compliance Program. The CCO shall administer and enforce the Fund’s Compliance Program. The CCO shall consult with the Board and the Fund’s officers as necessary to amend, update and revise the Compliance Program as necessary, but no less frequently than annually (if required).

(iii)	Post Trade Compliance.

(a)	Perform daily prospectus & SAI, SEC investment restriction monitoring.

(b)	Provide warning/Alert notification with supporting documentation.

(c)	Provide quarterly compliance testing certification to Board.

(iv)	Oversight of Service Providers. The CCO is responsible for overseeing, on behalf of the Fund, adherence to the written compliance policies and procedures of the Fund’s service providers, including the Fund, its investment adviser (and sub-adviser, if applicable), the distributor, the administrator, and the transfer agent (the “Service Providers”). In furtherance of this duty:

(a)	The CCO shall obtain and review the written compliance policies and procedures of the Service Providers or summaries of such policies that have been drafted by someone familiar with them.

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(b)	The CCO shall monitor the Service Providers’ compliance with their own written compliance policies and procedures, Federal Securities Laws and the Fund’s Indenture and Regulatory Relief. In so doing, the CCO shall interact with representatives of the Service Providers as appropriate.

(c)	The CCO shall conduct on-site Service Provider due diligence visits.

(d)	The CCO shall attempt to obtain the following representations from each Service Provider and, if it fails to obtain such representations, shall report this fact to the Fund:

a.	In connection with the documentation of its written policies and procedures governing the provision of its services to the relevant Fund, the Service Provider has prepared and delivered to the Fund a summary of core services that it provides to the Fund or, if no such summary is available, that it has delivered copies of the relevant policies and procedures to the Fund.

b.	The Service Provider will provide to the Fund and the CCO any revisions to its written compliance policies and procedures on at least an annual basis, or more frequently in the event of a material revision.

c.	The Service Provider’s written compliance policies and procedures have been reasonably designed to prevent, detect and correct violations of the applicable Federal Securities Laws and critical functions related to the services performed by Service Provider pursuant to the applicable agreement between the Service Provider and the Fund.

d.	The Service Provider has established monitoring procedures, and shall review, no less frequently than annually, the adequacy and effectiveness of its written compliance policies and procedures to check that they are reasonably designed to prevent, detect and correct violations of those applicable Federal Securities Laws and critical functions related to the services performed by the Service Provider pursuant to the applicable agreement between the Service Provider and the Fund.

(v)	Annual Review. Rule 38a-l requires that, at least annually, the Fund review its Compliance Program and that of its Service Providers and the effectiveness of their respective implementations (the “Annual Review”). The CCO shall perform the Annual Review for the Fund. The first Annual Review shall be completed no later than the regularly scheduled Board meeting following one year after the commencement of CCO Services.

(vi)	Attendance of Board Meetings; Reports to the Fund’s Board; Escalation

(a)	The CCO shall attend each meeting of the Board..

(b)	The CCO shall make regular reports to the Board regarding its administration and enforcement of the Compliance Program. These regular reports shall address compliance by the Fund and the Service Providers and such other matters as the Board may reasonably request.

(c)	In addition, at least annually, the CCO shall submit a written report to the Board addressing the following issues:

a.	the operation of the Compliance Program, and the written compliance policies and procedures of the Service Providers;

b.	any material changes made to the Compliance Program since the date of the last report;

c.	any material changes to the Compliance Program recommended as a result of the Annual Review; and

d.	each “Material Compliance Matter” that occurred since the date of the last report.

(d)	This written report shall be based on the Annual Review. The first written report shall be presented to the Board no later than 90 days after the date of the first Annual Review.

(e)	The CCO shall report any Material Compliance Matters to the Board at least quarterly.
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(vii)	Recordkeeping. The CCO expects to rely on the Fund or its Service Providers, as applicable, to maintain and preserve records. The CCO will determine that the Service Provider has policies and procedures that are reasonably designed to ensure that the Fund records will be maintained in accordance with the Fund’s recordkeeping policy and applicable Law, including provisions requiring that any material violation of the Fund’s recordkeeping policy and/or applicable Law by the service provider be promptly reported to the CCO.

(viii)	Meeting with Regulators. The CCO shall meet with, and reply to inquiries from the SEC, the Fund and other legal and regulatory authorities with responsibility for administering Federal Securities Laws as necessary or as reasonably requested by the Fund or the Board.

4.	The parties agree that only employees of SS&C and its Affiliates shall act as CCO or otherwise perform services to the Fund under this Agreement unless otherwise agreed to by the Fund. Notwithstanding his/her other duties for SS&C or any other investment company, the CCO shall perform the Services in a professional manner and shall devote appropriate time, energies and skill to the Services. The Fund acknowledges that other employees of SS&C and its Affiliates will assist the CCO in the performance of his/her duties hereunder.

5.	For clarity, the Fund shall reimburse, or shall cause the Fund to reimburse, SS&C for all reasonable expenses (including travel expenses for attendance at in-person board meetings) and other out-of-pocket disbursements incurred by SS&C in connection with the performance of SS&C’s or the CCO’s duties hereunder.

6.	The Fund shall cooperate in good faith with SS&C and the CCO in order to assist in the performance of the Services. In furtherance of this agreement to cooperate, the Fund shall make those of its and its Affiliates’ and Service Providers’, officers, employees, outside counsel and others as may be reasonable related to the Services available for consultation with SS&C and the CCO, in each case as SS&C or the CCO may reasonably request. The Fund shall provide SS&C and the CCO with the names of appropriate contact people at the Service Providers and shall otherwise assist SS&C and the CCO in obtaining the cooperation of the Service Providers. The Fund shall provide SS&C and the CCO with such books and records regarding the Fund as SS&C and the CCO may reasonably request.

E.	Miscellaneous

1.	Notwithstanding anything to the contrary in this Agreement, SS&C:

(i)	Does not maintain custody of any cash or securities.

(ii)	Does not have the ability to authorize transactions.

(iii)	Does not have the authority to enter into contracts on behalf of the Fund.

(iv)	Is not responsible for determining the valuation of the Fund’s assets and liabilities.

(v)	Is not responsible for affecting any U.S. federal or state regulatory filings which may be required or advisable as a result of the offering of interests in the Fund except as provided for in Section B of this Schedule A. The Fund acknowledges that the Fund has ultimate responsibility for any such U.S. federal or state regulatory filings.

(vi)	Is not the Fund’s tax advisor and does not provide any tax advice.

(vii)	Is not obligated to perform any additional or materially different services due to changes in law or audit guidance.

2.	If SS&C allows the Fund, Management, investors or their respective agents and representatives (“Users”) to (i) receive information and reports from SS&C and/or (ii) issue instructions to SS&C via web portals or other similar electronic mechanisms hosted or maintained by SS&C or its agents (“Web Portals”):

(i) Access to and use of Web Portals by Users shall be subject to the proper use by Users of usernames, passwords and other credentials issued by SS&C (“User Credentials”) and to the additional terms of use that are noticed to Users on such Web Portals. The Fund shall be solely responsible for the results of any unauthorized use, misuse or loss of User Credentials by their authorized Users and for compliance by such Users with the terms of use noticed to Users with respect to Web Portals, and shall notify SS&C promptly upon discovering any such unauthorized use, misuse or loss of User Credentials or breach by the Fund or Management or their authorized Users of such terms of use. Any change in the status or authority of an authorized User communicated by the Fund shall not be effective until SS&C has confirmed receipt and execution of such change.

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(ii) SS&C grants to the Fund a limited, non-exclusive, non-transferable, non-sublicenseable right during the term of this Agreement to access Web Portals solely for the purpose of accessing Client Data and, if applicable, issue instructions. The Fund will ensure that any use of access to any Web Portal is in accordance with SS&C’s terms of use, as noticed to the Users from time to time. This license does not include: (i) any right to access any data other than Client Data; or (ii) any license to any software.

(iii) The Fund will not (A) permit any third party to access or use the Web Portals through any time-sharing service, service bureau, network, consortium, or other means; (B) rent, lease, sell, sublicense, assign, or otherwise transfer its rights under the limited license granted above to any third party, whether by operation of law or otherwise; (C) decompile, disassemble, reverse engineer, or attempt to reconstruct or discover any source code or underlying ideas or algorithms associated with the Web Portals by any means; (D) attempt to modify or alter the Web Portal in any manner; or (E) create derivative works based on the Web Portal. The Fund will not remove (or allow to be removed) any proprietary rights notices or disclaimers from the Web Portal or any reports derived therefrom.

(iv) SS&C reserves all rights in SS&C systems and in the software that are not expressly granted to the Fund hereunder.

(v) SS&C may discontinue or suspend the availability of any Web Portals at any time without prior notice; SS&C will endeavor to notify the Fund as soon as reasonably practicable of such action.

3.	Notwithstanding anything in this Agreement to the contrary, the Fund has ultimate authority over and responsibility for its tax matters and financial statement tax disclosures. All memoranda, schedules, tax forms and other work product produced by SS&C are the responsibility of the Fund and are subject to review and approval by the Fund and the Fund’s auditors, or tax preparers, as applicable and SS&C bears no responsibility for reliance on tax calculations and memoranda prepared by SS&C.

4.	SS&C shall provide reasonable assistance to responding to due diligence and analogous requests for information from investors and prospective investors (or others representing them); provided, that SS&C may elect to provide these services only upon the agreement of the Trust, on behalf of the Fund, in writing to separate fees in the event responding to such requests becomes, in SS&C’s sole discretion, excessive.

5.	Reports and information shall be deemed provided to the Fund if they are made available to the Fund online through SS&C’s Web Portal.
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Appendix A

Funds

Fund	Ticker
360 One India Conviction ETF
360 One India Select ETF

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